NEWS RELEASE
Released by PR Newswire                For Immediate Release


             AMERICAN INDUSTRIAL PROPERTIES REIT
                ANNOUNCES AGREEMENT WITH FOUR
              REAL ESTATE LIMITED PARTNERSHIPS


     Dallas, Texas, June 10, 1997 - American Industrial Properties REIT [NYSE:IND] (the "Trust") today announced that an agreement had been signed contemplating the merger of four real estate limited partnerships into the Trust.
The four real estate limited partnerships are USAA Real Estate Income Investments I Limited Partnership, USAA Real Estate Income Investments II Limited Partnership, USAA Income Properties III Limited Partnership, and USAA Income Properties IV Limited Partnership (collectively, the "RELPs"). Each of the RELPs is affiliated with USAA Real Estate Company ("USAA REALCO"), which currently owns 31.8% of the outstanding shares of the Trust. Among other things, the agreement is subject to negotiation of the financial terms of the merger including the respective exchange ratios for each of the RELPs, obtaining fairness opinions with respect to the transactions, completion of definitive merger agreements, approval by the Board of Directors of each of the general partners of the RELPs and the Board of Trust Managers of the Trust, approval by the partners of the RELPs and the shareholders of the Trust, and completion of satisfactory due diligence. Accordingly, there can be no assurance that definitive merger agreements will be reached or that the mergers will be ultimately consummated.

     The merger will be subject to the completion of a joint proxy statement/prospectus filed on Form S-4 with the Securities and Exchange Commission. If the merger moves forward, the Trust anticipates that shareholder and limited partner meetings will be held in the fourth quarter of 1997 to vote on the merger agreement.

     The RELPs own a total of eleven properties with an aggregate of 1,601,000 square feet, comprised of office properties (34%), office/R&D properties (28%), industrial properties (20%) and retail properties (18%). Net book value of real estate held by the RELPs at March 31, 1997 was approximately $105 million. USAA REALCO owns approximately 9.9% of the limited partner units of the RELPs, which have a total of approximately 18,700 limited partners.


     Charles W. Wolcott, President and CEO of the Trust, stated "We believe this transaction will substantially benefit the Trust and its shareholders. The Trust's asset base will increase considerably while the capital structure will be further deleveraged. The Trust's shareholder base will broaden and strengthen. We believe the transaction will also benefit the limited partners of the RELPs by providing freely tradable securities in a New York Stock
Exchange listed company. As shareholders, these investors will participate in the attractive growth opportunities currently available to the Trust and to the real estate investment trust industry in general."

     American Industrial Properties REIT is a self-administered equity real estate investment trust that has acquired, managed and improved industrial and other commercial properties since 1985.


For information, contact:
Charles W. Wolcott
President
(972) 550-6053